EXHIBIT 10.1

FORM OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Date:

Torotel is pleased to provide you with this letter agreement (this “Agreement”) setting forth in general the scope and terms of your employment with Torotel. This Agreement is intended to reflect our mutual agreements regarding the terms and conditions of your employment with Torotel, as follows:

1.   Employment.   Torotel agrees to employ you as its                                                 , and you agree to serve Torotel in such capacity, subject to the terms and conditions hereinafter set forth.

2.   Term.   The term of your employment shall be from June 30, 2006, and, if not sooner terminated pursuant to the terms hereof, shall expire on that date which is three (3) years after the date hereof; provided, however, that on June 30, 2007 and on June 30 of each year thereafter, the term shall be automatically extended for one additional year and shall continue in this manner until the Agreement is terminated as provided in Section 8 hereof.

3.   Duties.   You agree that you will serve Torotel faithfully and diligently and that you will fulfill the directions given to you by Torotel’s Board of Directors to the best of your ability during your employment, and that you will devote your full-time efforts and attention to the business of Torotel, excluding reasonable vacation and sick leave in accordance with Torotel policies. Your place of employment will be in the Kansas City metropolitan area and will involve the normal duties associated with the positions as                                                 , such duties to include, but not be limited to                                                                 .

4.   Compensation.   As compensation for services rendered by you to Torotel, you shall receive from Torotel:

(a)    An initial base salary of $                    per month (“Base Salary”), payable to you in bi-weekly installments during your employment, subject to annual adjustments by the Torotel Board of Directors in its sole discretion;

(b)    Lease of a Chevrolet Tahoe or the equivalent as mutually agreed to. Includes insurance, fuel and normal service.

(c)    Bonus and stock options as determined by the Board of Directors;

5.   Employee Benefits.

(a)             Medical and Insurance Benefits. You will be entitled to receive all employee benefits provided to Torotel employees generally from time to time, so long as and to the extent the same exist.

(b)            Vacation, Sick Leave and Holidays. You shall be entitled to vacation, sick leave and holidays in accordance with Torotel’s policy, as it exists from time to time.

(c)             Employee Option Plan. You shall be entitled to participate in Torotel’s employee stock option plan, in accordance with the terms of such plan, as it may be amended from time to time.

6.   Confidentiality/Non-Solicitation.

(a)    While employed, you will learn important proprietary information related to Torotel’s business, including, but not limited to, confidential and proprietary information concerning corporate strategies and planning in the area of strategic growth. You acknowledge that the proprietary customer, operations, financial, and business information that has been or will be learned (i) has been and will be developed through Torotel’s expenditure of substantial effort, time and money; and (ii) together with relationships developed with customers and employees, could be used to compete unfairly with Torotel during the post-employment period. Because Torotel’s ability to provide services on a competitive basis depends, in part, on its proprietary information and customer relationships, Torotel would not share such information and promote your relationship with customers if Torotel believed that you would use or disclose such information or relationships in competition with Torotel, or if Torotel believed that your relationship with Torotel’s employees or customers would be used to the detriment of Torotel.

(b)    You shall protect Confidential Information from disclosure. “Confidential Information” is any and all information (no matter in what form) relating to Torotel’s intellectual property, customers, operations, finances, and business that derives value from not being generally known to others. It includes, but is not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, or lists of actual or potential customers or suppliers (including identifying information about those customers), whether or not reduced to writing. Confidential Information includes information disclosed to Torotel by third parties that Torotel is obligated to maintain as confidential. Confidential Information may include information that is not privileged nor a trade secret, but information that is not privileged and also not a trade secret shall constitute Confidential Information only for two years after termination of your employment. You will not use, except in connection with work for Torotel, and will not disclose during or after your relationship with Torotel, Torotel’s Confidential Information. Upon the termination of your employment, or for any reason or at any time at Torotel’s request, you will deliver promptly to Torotel all materials, documents, plans, records, notes, or other papers and any copies in your possession or control relating in any way to Torotel’s business, which at all times shall be the property of Torotel.

(c)    During your employment and for two years thereafter, you will not solicit for employment with any individual, corporation, partnership, association, franchise, unincorporated organization or other entity, any person who is or was, at any time during the year prior to the date of termination of your employment, a Torotel employee.

(d)    Because you will be affiliated with and benefit from Torotel’s name and good will and relationship with its customers, and will have access to Confidential Information about Torotel’s customers, you will not, while employed by Torotel, solicit any Torotel customer for the purpose of providing products or services offered by Torotel, other than on behalf of Torotel. In addition, for a period of two years after the termination of your employment, you will not solicit Customers for the purpose of providing products or services identical to or competitive with Torotel’s services. “Customers” are customers of Torotel in the United States that you, during the year prior to the termination of your employment, (i) serviced or solicited on behalf of Torotel; (ii) supervised others servicing or soliciting on behalf of Torotel; or (iii) about whom you had Confidential Information.

(e)    The Company agrees that it shall make no disparaging remarks, written or verbal, intended to adversely affect or having a foreseeable result of adversely affecting Employee’s good name or reputation.

(f)     Employee agrees that he shall make no disparaging remarks, written or verbal, intended to adversely affect or having a foreseeable result of adversely affecting the Company’s businesses or the good name or reputation of any of its employees.

7.   Expense Reimbursement.   Torotel will reimburse you for all reasonable, out-of-pocket expenses, including but not limited to reasonable travel expenses incurred in the performance of your employment duties under this Agreement. Torotel will review and pay such expenses in accordance with its normal procedures for paying the expenses of employees, including such documentation requirements as may be adopted from time to time.

8.   Termination.

(a)    This Agreement shall be terminated if you die, resign voluntarily, retire, voluntarily take another position requiring a substantial portion of your time, or become disabled under circumstances in which you would be entitled to benefits under your long-term disability insurance policy (if any). In addition, this Agreement may be terminated (x) by Torotel, at any time and without prior notice, for “Cause” (as defined below); (y) by Torotel, without Cause, upon three (3) months’ written notice to you, or (z) by you, at any time and without prior notice, for “Good Reason” (as defined below).

(b)    For purposes of this Agreement, “Cause” means (i) your willful and continued failure to perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness), after demand for substantial performance is delivered to you by Torotel that specifically identifies the manner in which you have not performed your duties; (ii) the engaging by you in gross negligence or willful failure to perform a material duty; or (iii) your conviction of a felony crime.

(c)    For purposes of this Agreement, “Good Reason” means (x) a material breach by Torotel of any provision of this Agreement which is not cured by Torotel within thirty (30) days’ notice thereof from you; (y) requiring you to move out of the Kansas City metropolitan area to perform your duties under this Agreement; or (z) a reduction in the character of your assigned duties or in your level of work responsibility or conditions.

(d)    In the event that you are terminated without Cause, you will receive a lump sum severance payment in the amount equal to one year of your salary, bonus and benefits (which shall include the amounts identified in Sections 4(a), (b) and (c) above and Sections 5(a), (b) and (c) above, together with all bonuses earned and also shall include full vesting of all of your stock options).

(e)    In the event of a “Change of Control” (as defined below), if you are terminated by the Company other than for Cause or if you terminate this Agreement for Good Reason, you shall be entitled to receive a lump sum severance payment in an amount equal to the greater of: (i) one year of your salary, bonus and benefits (which shall include the amounts identified in Sections 4(a), (b) and (c) above and Sections 5(a), (b) and (c) above, together with all bonuses earned and also shall include full vesting of all of your stock options), or (ii) the amount of your total salary, bonus and benefits for the remaining term of this Agreement (which shall include the amounts identified in Sections 4(a), (b) and (c) above and Sections 5(a), (b) and (c) above, together with all bonuses earned and also shall include full vesting of all of your stock options).

For purposes of this Agreement, each of the following events shall constitute a “Change of Control”:

(1)            A change in stockholder ownership of Torotel, whereby a person or company, or a group of affiliated persons or companies, acquires a sufficiently large block of the shares of capital stock of Torotel which, when voted together with the shares of the capital stock of all other stockholders of Torotel whose proxies or written consents are solicited by such person, company or group without the benefit of a management-supported proxy statement at any meeting of the stockholders of Torotel, would enable such person or company or group of affiliated persons or companies to elect a majority of the Board of Directors of Torotel, and the members of the Board of Directors immediately prior to such election do not constitute a majority of the Board of Directors after such election;

(2)            A merger or consolidation of Torotel with and into another company, other than with or into a wholly-owned subsidiary of Torotel, where:

a.                  Torotel is not the surviving company; or

b.                 Torotel is the surviving company and the members of the Board of Directors immediately prior to the merger or consolidation do not constitute a majority of the Board of Directors of the surviving company after the merger or consolidation;

(3)            The sale of all or substantially all of the assets of Torotel; or

(4)            Any other kind of a corporate reorganization or takeover where:

a.                  Torotel is not the surviving company; or

b.                 Torotel is the surviving company and the members of the Board of Directors immediately prior to the reorganization do not constitute a majority of the Board of Directors of the surviving company.

(f)     In the event of “Good Reason,” you, in your sole discretion, may (i) accept the changes and elect to remain with Torotel, or (ii) elect to take a lump sum severance payment in an amount equal to the greater of: (A) one year of your salary, bonus and benefits (which shall include the amounts identified in Sections 4(a), (b) and (c) above and Sections 5(a), (b) and (c) above, together with all bonuses earned and also shall include full vesting of all of your stock options), or (B) the amount of your total salary, bonus and benefits for the remaining term of this Agreement (which shall include the amounts identified in Sections 4(a), (b) and (c) above and Sections 5(a), (b) and (c) above, together with all bonuses earned and also shall include full vesting of all of your stock options).

9.   Miscellaneous.

(a)    Interpretation. The paragraph headings contained herein are for the purpose of convenience of reference only and are not intended to define or limit the contents of such paragraphs. In this Agreement, (i) all gender references include the feminine and the masculine and (ii) the singular includes the plural, and the plural the singular.

(b)    Severability. If all or any provision or portion of this Agreement shall to any extent be held invalid or unenforceable, in whole or in part, by a court or agency having competent jurisdiction, a valid decision or decree to which Torotel is a party, then the parties expressly agree to be bound by any lesser covenant imposing the maximum legal duty permitted by law that is subsumed within the terms of such covenant, as if the resulting covenants were separately stated in and made a part of this Agreement, and the remainder of this Agreement shall remain in full force and effect.

(c)    Equitable Relief. You and Torotel acknowledge and agree that breach of any of the covenants made by you herein would cause irreparable injury to Torotel, which could not sufficiently be remedied by monetary damages, and therefore that Torotel shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary, and permanent injunctions; and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof.

(d)    Amendment. This Agreement may be altered or amended only by a writing signed by all parties hereto. This Agreement shall automatically terminate upon your death. This Agreement is the final, complete and exclusive statement and expectation of the agreement between you and Torotel.

(e)    Governing Law. This Agreement shall be construed under and governed by the laws of the State of Kansas.

(f)     No Improper Use of Information or Violation of Agreements with Prior Employers and Others. During your employment, you will not improperly use or disclose any confidential information or trade secrets or violate any non-competition or other agreement with, any former employer or any other persons to whom you have an obligation of confidentiality or non-competition. You will not bring onto the premises of Torotel any unpublished documents or any property belonging to any former employer or any person to whom you have an obligation of confidentiality, unless consented to in writing by that former employer or person. You will use in the performance of your duties only information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Torotel.

(g)    Assignment. You understand that you have been selected for employment by Torotel on the basis of your personal qualifications, experience and skills. Therefore, you shall not assign all or any portion of your performance under this Agreement.

If the foregoing adequately reflects your understanding of our agreement, please indicate your affirmation by signing the enclosed copy of this Agreement and returning it to me at the above listed address.

Sincerely,

TOROTEL, INC.

By:
Name:
Title:

The undersigned hereby agrees to the terms of the foregoing Agreement:

[NAME]

Date: